Exhibit 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)

NEWS RELEASE

From: Amy Cobb, Manager of Corporate Communications	May 14, 2004
(757) 222-9514	For Immediate Release

Royster-Clark First Quarter Revenues Up 36%

New York, NY, May 14, 2004 — Royster-Clark Inc. has released its financial statements for the three months ended March 31, 2004. Revenues for the quarter have increased significantly based upon both increased volumes and higher prices. Net sales totaling $205.0 million were $54.7 million (36%) ahead of last year and combined with continued expense control allowed the company to start the year with a first quarter EBITDA loss of $3.4 million — an improvement of $6.4 million (65%) from the first quarter 2003 EBITDA loss of $9.8 million.

In a prepared statement, Chief Financial Officer, Paul Murphy offered the following comments concerning the company’s operations for the quarter.

“This year has started out strong. I can add that net sales for April have continued the trend established in the first quarter with sales for the month of about $247 million comparing very favorably with the $204 million recorded in 2003 and the $170 million recorded in 2002. Weather through April has not presented any major problems and it appears that we are enjoying the combination of an early spring reinforced by real increases in demand. We are running strongly ahead of last year in both the Midwest and in the Southeast. With planted acres up and crops already well established in most areas, we anticipate continued strong results as activities move on to side-dressing and crop protection.

“Last year during the first quarter we recorded an income tax benefit of $9.2 million compared with none reported this year. Even with this significant unfavorable difference, our net loss for the quarter is within $1.7 million of last year. As we have previously reported, we established a deferred tax asset reserve on our balance sheet at June 30, 2003 with an offsetting charge to the provision for income taxes so that our provision for income taxes totaled $25.3 million through June 2003. This year, following the same Generally Accepted Accounting Principles, we expect that our tax provision will be zero even with our improved earnings over the prior year. By June, on a year over year basis, we are projecting very significant improvement in net income driven by solid pre-tax earnings improvements and the year over year impact of this GAAP tax presentation.

“With respect to liquidity, the company is in excellent condition. We met all March covenants and reduced the borrowings on our senior secured credit facility by $24.7 million during the quarter. At March 31, 2004 we had drawn only $118.3 million against our $225 million credit facility.”

– End of Prepared Statement –

Highlights of the Company’s quarterly balance sheet, summary of operations and a reconciliation of non-GAAP financial measures are set forth below.

ROYSTER-CLARK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2004 AND DECEMBER 31, 2003

(Dollars in thousands)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash	$340	886
Trade accounts receivable, net of allowance for doubtful accounts of $6,401 and $5,938 at March 31, 2004 and December 31, 2003, respectively	114,669	85,304
Other receivables	7,874	19,983
Inventories	361,073	259,957
Prepaid expenses and other current assets	2,437	2,876

Total current assets	486,393	369,006
Property, plant and equipment, net	160,959	165,685
Goodwill	16,540	16,540
Deferred financing costs, net	9,478	9,904
Other assets, net	4,785	4,783

	$678,155	565,918

Liabilities and Stockholder’s Equity
Current liabilities:
Customer deposits	$145,228	65,004
Accounts payable	139,041	69,461
Accrued expenses and other current liabilities	28,969	25,234

Total current liabilities	313,238	159,699
Senior Secured Credit Facility	118,328	142,979
10 1/4% First Mortgage Notes due 2009	200,000	200,000
Other long-term liabilities	8,341	8,548

Total liabilities	639,907	511,226

Stockholder’s equity:
Common stock, no par value. Authorized 350,000 shares; 1 share issued and outstanding	—	—
Additional paid-in capital	88,599	88,599
Accumulated deficit	(49,602)	(33,158)
Accumulated other comprehensive loss	(749)	(749)

Total stockholder’s equity	38,248	54,692

	$678,155	565,918

ROYSTER-CLARK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2004 AND 2003

(Dollars in thousands)

	Three Months ended March 31,
	2004	2003
Net sales	$204,977	150,308
Cost of sales	176,592	127,413

Gross profit	28,385	22,895
Selling, general and administrative expenses	38,266	39,442
Loss (gain) on disposal of property, plant and equipment, net	(160)	326

Operating loss	(9,721)	(16,873)
Interest expense	(6,708)	(7,043)

Loss before income taxes	(16,429)	(23,916)
Income tax benefit	—	(9,198)

Net loss	$(16,429)	(14,718)

EBITDA Reconciliation to GAAP Measures

Net Loss	(16,429)	(14,718)
Add back
Income tax benefit	—	(9,198)
Interest expense	6,708	7,043
Depreciation and amortization expense	6,332	7,043

EBITDA	(3,389)	(9,830)

For more information about the company and its products see our recently filed Quarterly Report on Form 10-Q by visiting www.sec.gov/edgar/searchedgar/webusers.htm and our web sites at www.roysterclark.com, www.vigoroseeds.com and www.rainbowplantfood.com.

This news release contains forward-looking statements that are subject to risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions; weather conditions; constraints in the availability of products and materials required to conduct the company’s business; transportation constraints; market acceptance of the company’s products, including the failure of products to generate anticipated sales levels; and, difficulties or delays in receiving required governmental or regulatory approvals.

For more information, contact Paul Murphy, 757-222-9513.

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